Exhibit 10.4

Employment Agreement dated March 9, 2021 between Legacy Education Alliance Inc. and Michel Botbol

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 8th day of March 2021 (the “Effective Date”), by and between LEGACY EDUCATION ALLIANCE, INC., a Nevada corporation, with an address of 1490 N.E. Pine Island Road, Suite 5D, Cape Coral, FL 33909 33904 (the “Company”) and Michel Botbol (the “Executive”).

WHEREAS Executive was first engaged by the Company on March 8, 2021 (the “Start Date”); and

WHEREAS, the Company desires to continue to employ Executive in the capacity of Chairman of the Company Board of Directors and Chief Executive Officer; and

WHEREAS Executive is willing to continue make his services available to the Company on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the parties, intending to be legally bound, agree as follow:

1. Term. The Company hereby employs Executive as Chairman and Chief Executive Officer of the Company, and Executive agrees to accept such employment and to serve the Company as such upon the terms and conditions hereof commencing on the Effective Date and continuing until terminated by either the Company or Executive subject to and in accordance with Section 7 of this Agreement (the “Term”).

2. Duties.

(a) Executive shall serve as Chief Executive Officer of the Company. Executive shall also, if requested by the Board of Directors or any subcommittee thereof (collectively, the “Board”), serve as an executive officer of any Company affiliate or joint venture company and/or as a fiduciary of any Company, affiliate, or joint venture company benefit plan(s).

(b) Executive shall have such duties and responsibilities as are customary for Executive’s position and any other duties or responsibilities that may be assigned or delegated to him from time to time. Executive agrees that he will use his best efforts to fulfill his duty of loyalty and care to the Company and to promote the business and interests of the Company above all others

3. Compensation.

(a) Base Salary. The Company will pay Executive for all services to be rendered by Executive hereunder (including and without limitation, all services to be rendered by him as an officer and/or director of the Company and its subsidiaries and affiliates) a base salary (“Base Salary”) of Three thousand eight hundred forty-six dollars and fifteen cents ($3,846.15) per week ($200,000 annualized). The Base Salary may be increased at the discretion of the Board from time to time during the Employment Term. Base Salary shall be payable at least bi-weekly or otherwise in accordance with customary payroll practices for senior executives of the Company. At the earlier of the completion of the Spin Off or September 1, 2021, the Executive’s base salary shall be increased to Five thousand ($5,000) per week ($260,000 annualized).

(b) Annual Incentive Compensation. Executive shall be eligible to receive an annual non-equity incentive bonus (“Annual Incentive Compensation”) and other long term incentive compensation, all of which are intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), under such executive bonus plans and long term incentive plans as may be established by the Compensation Committee of the Board [or, in the absence of a Compensation Committee, then a committee of the Board of Directors comprised of not less than two independent directors (in either event, the “Compensation Committee”)] in its sole discretion from time to time, subject to the terms and conditions of such plans. The Annual Incentive Compensation will be based on the achievement of Company and individual performance goals to be established by the Compensation Committee, with annual target incentive bonuses of not less than 50% of the Base Annual Salary.

(c) Repayment upon Material Restatement. The Compensation Committee of the Board of Director or, in the absence of a Compensation Committee, then a committee of the Board of Directors comprised of not less than two independent directors (in either event, the “Independent Director Committee”) may, in its discretion, require reimbursement of all or part of any Annual Incentive Compensation or other incentive payments to Executive where: (1) the payment of such Annual Incentive Compensation or other incentive payments to Executive was predicated upon achieving certain financial results that were subsequently the subject of a material restatement of the Company’s audited financial statement with the need for such restatement having been confirmed by the Company’s independent auditors; (2) the Company determines Executive engaged in gross negligence or willful misconduct that substantially caused the need for the restatement; and (3) a lower payment would have been made to Executive based upon the restated financial results. In each such instance, the Executive shall repay to the Company the amount by which the Executive’s Annual Incentive Compensation or other incentive payments for the relevant period exceeded the lower payments that would have been made based on the restated financial results; provided, however, that the Executive shall not be required to repay any Annual Incentive Compensation or other incentive payments, or portion thereof, pursuant to this paragraph if such payments relate to accounting periods occurring two (2) years (or such longer time period as may be required by law) or more prior to the restatement. Before the Compensation Committee determines whether Executive engaged in gross negligence or willful misconduct that caused or substantially caused the need for the substantial restatement, it shall provide to Executive written notice and the opportunity to be heard, at a meeting of the Independent Director Committee (which may be in-person or telephonic, as determined by the Independent Director Committee).

(d) Vacation. Executive shall be entitled to paid annual paid time off (“PTO”) in an amount provided for in the Company’s vacation, PTO or similar policy as amended from time to time, with the calculation of such entitlement to be retroactive to the Start Date, but in no event less than four (4) weeks of paid annual vacation.

(e) Company Health Insurance Premium. Each month, the Company shall pay One Hundred Percent (100%) of the premium for Family coverage option selected by Employee under the terms of the highest level of coverage offered by the Company’s health insurance plan. In the event the Company, in its sole discretion, determines at any time to discontinue offering a Company-sponsored health insurance plan, the Company agrees to pay Employee the total current premium as of the Effective Date, less applicable withholdings, in accordance with the regular practices of the Company’s third-party payroll service provider. Employee understands that U.S. tax law may require the Company to include in Employee’s income the amount paid pursuant to this provision.

4. Expenses. Within thirty (30) days after the submission of reasonable supporting documentation by Executive and in accordance with the Company’s expense reimbursement policy, the Company shall reimburse Executive for all reasonable and customary business, travel, and entertainment expenses incurred by Executive in the course of and pursuant to the business of the Company.

5. Executive Benefits. Executive shall be entitled to participate in any employee benefit plans, programs or policies provided to other full time employees or senior management of the Company or which may become in effect for the benefit of any other employees or senior management of the Company at any time during the course of Executive’s employment by the Company, subject to the terms of such plans, programs or policies. Such other benefits shall include, but not be limited to, directors’ and officers’ liability insurance maintained by the Company for the benefit of its directors and officers. Nothing in this Agreement shall preclude the Company from amending or terminating any such plan at any time.

6. Withholding. All payments required to be made by the Company to Executive hereunder shall be subject to the withholding of such amounts relating to taxes and other governmental assessments as the Company may reasonably determine it should withhold pursuant to any applicable law, rule, or regulation.

7. Termination of Employment.

(a) Death; Permanent Disability. Upon the death of Executive during the term of this Agreement, the Employment Term shall terminate. If during the Employment Term Executive fails, because of illness or other incapacity, to perform the services required to be performed by him hereunder for any period of more than 90 days during any calendar year (provided that vacation time, if not previously taken, shall be exhausted before the above 90-day period commences to run) (any such illness or incapacity being hereinafter referred to as “Permanent Disability”), then the Company, in its discretion, may at any time thereafter terminate the Employment Term upon not less than 30 days’ written notice thereof to Executive, and the Employment Term shall terminate and come to an end upon the date set forth in said notice as if said date were the termination date of the Employment Term; provided, however, that no such termination shall be effective if prior to the date when such notice is given, Executive’s illness or incapacity shall have terminated and he shall be physically and mentally able to perform the services required hereunder and shall have taken up and be performing such duties.

If Executive’s employment shall be terminated by reason of his death or Permanent Disability, Executive or his estate, as the case may be, shall be entitled to receive (i) any earned and unpaid Base Salary through the date of termination; (ii) a pro rata portion of any Annual Incentive Compensation that Executive otherwise would have been entitled to receive pursuant to any bonus plan or arrangement for senior executives of the Company (such pro rata portion to be payable at the time such Annual Incentive Compensation otherwise would have been payable to Executive); and (iii) subject to the terms thereof, any benefits that may be due to Executive on the date of his termination under the provisions of any employee benefit plan, program, or policy of the Company. If Executive’s employment is terminated by reason of his Permanent Disability, Executive shall be entitled to receive short-term disability benefits subject to the terms of the Company’s short-term disability plan until such time as Executive becomes entitled to the benefits under the Company’s Long Term Disability Plan; provided that the Company’s obligation to provide such short-term disability benefits to Executive shall not under any circumstances extend beyond the maximum period provided in the Company’s short-term disability plan plus an additional 90 days.

(b) Termination for Cause or Upon Executive’s Resignation. If the Employment Term is terminated (i) by Executive (other than as a result of a material breach by the Company as set forth in Section 7(c) or (ii) by the Company for Cause, in either case, Executive shall be entitled to receive only (x) any earned and unpaid Base Annual Salary accrued through the date of termination and (y) subject to the terms thereof, any benefits which may be due to Executive on such date under the provisions of any employee benefit plan, program, or policy. If Executive is terminated for Cause, the Company shall deliver written notice to Executive, which notice shall specify the item of Cause for which Executive has been terminated.

For purposes of this Agreement, “Cause” and “for Cause” shall mean (i) any intentional breach of Executive’s fiduciary duty to the Company, including but not limited to fraud, dishonesty, embezzlement, and failure to follow directions of the Board of Directors; (ii) Executive’s material breach of this Agreement (iii) Executive’s material breach of the Covenant Agreement; (iv) Executive’s gross negligence or willful misconduct in the performance of his duties that materially adversely affects the Company; (v) any material violation by Executive of the Company’s Code of Business Conduct and Ethics, as may be amended from time to time; (vi) any material violation by Executive of the Company’s non-discrimination, non-harassment, or non-retaliation policies or procedures as may be established by the Company from time to time; (vii) conviction of, or a plea to, a felony (including a plea of nolo contendere); or (viii) Executive’s continued failure to perform in any material respect his duties to the Company as specifically directed by the Board; provided, however, that (A) the Company shall give Executive notice of any circumstances described in (ii) or (viii) above, which notice shall describe such circumstances in reasonable detail, and (B) no for “Cause” termination shall be deemed to exist if Executive shall remedy or cure the relevant circumstances within 20 days from his receipt of such notice. Termination for Cause under clause (ii) or (viii) shall be effective immediately following expiration of the 20-day cure period as aforesaid; provided Executive has not previously cured the event of Cause; and termination for Cause under (i), (iii), (iv), (v), (vi), or (vii) shall be effective immediately upon receipt by Executive of written notice of termination.

(c) Termination Other than for Cause or Upon Material Breach by Company. If the Employment Term is terminated (i) by the Company other than for Cause or (ii) by Executive, subject to the succeeding sentence, following a material breach by the Company of this Agreement (including, but not limited to, any material diminution in the scope of the Executive’s duties or a reduction in the Annual Salary payable hereunder), in either case, the Company shall to pay to Executive (x) any earned and unpaid Base Annual Salary and Annual Incentive Compensation accrued but unpaid through the date of termination; (y) subject to the terms thereof, any benefits which may be due to Executive on such date under the provisions of any employee benefit plan, program, or policy and (z) a separation benefit in an amount equal to twenty-six (26) weeks of Executive’s Base Salary in effect as of the date of termination date, less all applicable withholding taxes and any other amounts required by law to be withheld, payable in bi-weekly installments concurrently with Company’s regularly scheduled pay periods (such separation benefit payable pursuant to this clause (z) hereinafter referred to as the “Separation Benefit”).

If there is a material breach of this Agreement by the Company, Executive shall, within 30 days following his knowledge of such breach, deliver written notice to the Company, which notice shall specify such material breach. No material breach shall be deemed to exist if the Company shall remedy or cure the relevant circumstances within 20 days of its receipt of such notice. Payment by the Company of the Separation Benefit shall be conditioned upon (i) Executive executing a general release in favor of the Company (which release shall be reasonably satisfactory to the Company and shall exclude the Company’s obligations in this Section ) and (ii) Executive’s continued compliance with the terms and conditions of Covenant Agreement.

(d) Termination following Change of Control. If the Employment Term is terminated by (i) the Company without Cause or by Executive following a material breach by the Company, (including, but not limited to, any material diminution in the scope of the Executive’s duties or a reduction in the Base Salary payable hereunder), in either case within eighteen (18) months following a Change of Control (as defined below) of the Company, (a “Change of Control Termination”) then (i) the Company shall pay to Executive in a lump sum payment (x ) all Base Salary and Annual Incentive Compensation that have accrued but are unpaid as of the Termination Date, (y) an amount equal to the fifty-two (52) weeks of Base Salary in effect as of the date of termination date, less all applicable withholding taxes and any other amounts required by law to be withheld, payable in bi-weekly installments concurrently with Company’s regularly scheduled pay periods (such separation benefit payable pursuant to this clause (z) hereinafter referred to as the “Change in Control Separation Benefit”). Payment by the Company of the Change in Control Separation Benefit shall be conditioned upon (i) Executive executing a general release in favor of the Company (which release shall be reasonably satisfactory to the Company and shall exclude the Company’s obligations in this Section) and (ii) Executive’s continued compliance with the terms and conditions of Covenant Agreement.

For purposes hereof, a “Change of Control” shall be deemed to occur upon:

(i) any “person”, with the exception of Legacy Tech Partners, LLC, a Delaware limited liability company, and/or its affiliates, as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than LEAI, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of LEAI in substantially the same proportions as their ownership of common stock of LEAI), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of LEAI representing fifty percent (50%) or more of the combined voting power of LEAI’s then outstanding securities;

(ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this Section) whose election by the Board or nomination for election by LEAI’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iii) a merger, consolidation, reorganization, or other business combination of LEAI with any other entity, other than a merger or consolidation which would result in the voting securities of LEAI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of LEAI or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of LEAI (or similar transaction) in which no person acquires thirty percent (30%) or more of the combined voting power of LEAI’s then outstanding securities shall not constitute a Change in Control; or

(iv) other than the EdTech Spin-off transaction, the shareholders of LEAI approve a plan of complete liquidation of LEAI or the consummation of the sale or disposition by LEAI of all or substantially all of LEAI’s assets other than (x) the sale or disposition of all or substantially all of the assets of LEAI to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of LEAI at the time of the sale or (y) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the shareholders of LEAI.

(e) Equity Grants. Upon the termination of employment of the Executive for any reason, all awards of common stock in the Company or other awards that are valued in whole or in part by reference to, or otherwise based on the common stock of the company, including, but not limited to, stock options, restricted stock or restricted stock units, stock appreciation rights, and performance shares or performance units, previously made to the Executive shall be governed by the respective terms of such awards and any agreements entered into between the Company and the Executive with respect to such awards, notwithstanding anything in this Agreement to the contrary.

(f) No Other Amounts. Executive hereby agrees that except as expressly provided in this Agreement (including any benefits expressly referenced herein as being generally available to Executive), no salary, incentive compensation, bonus, benefits, severance, or other compensation of any kind, nature, or amount shall be payable to Executive and except as expressly provided herein, Executive hereby irrevocably waives any claim for salary, incentive compensation, bonus, benefits, severance, or other compensation.

 8. Restrictive Covenants. Executive hereby ratifies and affirms the Confidentiality, Non-Compete and Non-Solicitation Agreement (attached hereto as Appendix A) (“Covenant Agreement”) and agrees to comply with the Covenant Agreement. The restrictions provided for in the Covenant Agreement shall survive the termination of this Agreement and the termination of Executive’s employment with the Company.

9. Acceptance by Executive. Executive accepts all of the terms and provisions of this Agreement and agrees to perform all of the covenants on his part to be performed hereunder. The Company accepts all of the terms and provisions of this Agreement and agrees to perform all of the covenants on its part to be performed hereunder.

 10. Equitable Remedies. Executive acknowledges that he has been employed for his unique talents and that his leaving the employ of the Company would seriously hamper the business of the Company and the parties acknowledge that any violation or breach of this Agreement, including, but not limited to, the Covenant Agreement, will cause the non-breaching party to suffer irreparable damage. The parties hereby expressly agree that the non-breaching party shall be entitled as a matter of right to injunctive or other equitable relief, in addition to all other remedies permitted by law, to prevent a breach or violation by the other party and to secure enforcement of the provisions of this Agreement, including, but not limited to, Sections 8 or 9 hereof. Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies which the non-breaching party may have.

11. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and there are no other terms other than those contained herein. No variation hereof shall be deemed valid unless in writing and signed by the parties hereto and no discharge of the terms hereof shall be deemed valid unless by full performance of the parties hereto or by a writing signed by the parties hereto. No waiver by any party of any breach by the other party of any provision or condition of this agreement by it to be performed shall be deemed a waiver of a breach of a similar or dissimilar provision or condition at the same time or any prior or subsequent time.

12. Severability. In case any provision in this agreement shall be declared invalid, illegal or unenforceable by any court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

 13. Notices. All notices, requests, demands and other communications provided for by this agreement (“Notices”) shall be in writing and shall be deemed to have been given and to have been effective and deemed received at the time when hand delivered or delivered by Federal Express or other recognized overnight courier delivery service, such Notices to be addressed to the addresses of the respective parties stated below or to such changed addresses as such parties may fix by Notice given as aforesaid:

To the Company:	Legacy Education Alliance, Inc.
Attn: General Counsel
1490 N.E. Pine Island Road, Suite 5D
Cape Coral, FL 33909

To Executive:	Michel Botbol
209 Sterling Road.
Harrison, NY 10528

with a copy to:	______________________
______________________
______________________

provided, however, that any Notice of change of address shall be effective only upon receipt.

14. Successors and Assigns. This agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this agreement or any rights or obligations hereunder (except for an assignment or transfer by the Company to a successor as contemplated by the following proviso); provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon, any successor of the Company, whether by merger, consolidation, transfer of all or substantially all of the assets of the Company, or otherwise, and upon Executive, his heirs, executors, administrators, and legal representatives.

15. Governing Law. This agreement and its validity, construction and performance shall be governed in all respects by the internal laws of the State of New York without giving effect to any principles of conflict of laws.

16. Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

17. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

18. Number and Gender. Words used in this Agreement, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

19. Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

20. Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys’ fees at all trial and appellate levels, and in insolvency, bankruptcy and regulatory proceedings, and all related expenses and costs. Any suit, action or proceeding with respect to this agreement shall be brought in the courts of Rockland County, New York or in the U.S. District Court for the Southern District of New York. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action, or proceeding.

Venue for any such action, in addition to any other venue permitted by statute, will be state court for Rockland Country or the U.S. District Court for Southern District of New York. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or any judgment entered by any court in respect thereof brought in state court for Rockland County or U.S. District Court for the Southern District of New York, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in state court for Rockland Country or the U.S. District Court for Southern District of New York has been brought in an inconvenient forum.

21. No Third-Party Beneficiaries. No person shall be deemed to possess any third-party beneficiary right pursuant to this Agreement. It is the intent of the parties hereto that no direct benefit to any third party is intended or implied by the execution of this Agreement.

22. Counterparts. This agreement may be executed in one or more facsimile or electronic counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have hereunder set their hands on the day and year first written above.

LEGACY EDUCATION ALLIANCE, INC.

a Nevada Corporation

By:	/s/ James E. May
Name:	James E. May
Title:	General Counsel

EXECUTIVE:

/s/ Michel Botbol
Michel Botbol

Appendix A

(Confidentiality, Non-Compete and Non-Solicitation Agreement)

CONFIDENTIALITY, NON-COMPETE

AND NON-SOLICITATION AGREEMENT

(EMPLOYEE)

THIS CONFIDENTIALITY, NON-COMPETE AND NON-SOLICITATION AGREEMENT and Exhibit A incorporated herein by reference (“Agreement”) is made and entered into as of this day of March 2021, by and between Legacy Education Alliance, Inc., its subsidiaries, affiliates, successors and assigns (hereinafter referred to as “the Company”), and Michel Botbol, having an address of 209 Sterling Road, Harrison, NY 10528 (hereinafter referred to as “you” or “Employee”).

WHEREAS, the Company is engaged in the business of teaching real estate investing principles, small business development and management principles, financial markets trading principles, strategies and applications, national and international finance investment, asset protection strategies, and the production and delivery of live seminars and home study courses in a variety of disciplines; and

WHEREAS, you are presently an employee of the Company or are desirous of becoming an employee of the Company; and

WHEREAS, the Company is desirous of engaging your services as an Employee or of allowing you to continue your current position as an employee of the Company, subject to your agreement to the terms, provisions and conditions set forth herein;

NOW THEREFORE, in consideration of the Company engaging your services as an Employee or of allowing you to continue as an Employee of the Company in your current position, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

1. Recitals. The foregoing recitals are true and correct, including the recital of consideration.

2. Proprietary Rights. Employee agrees that all Work Product, in whole or in part, created solely or jointly by Employee, arising from or related to any services performed by Employee for or on behalf of the Company, or in the course of Employee’s performance of Employee’s duties as an employee of the Company, or previously performed by Employee for or on behalf of the Company, or previously conceived in anticipation of the services to be performed in regard to the Company’s engagement of Employee, shall be deemed “work made for hire” and shall be the sole and exclusive property of the Company. Employee shall execute all such assignments, oaths, declarations and other documents as may be prepared by the Company to effect the foregoing. Employee hereby irrevocably assigns all rights, title and interest including, without limitation, all copyright and moral rights throughout the world, to all Work Product to the Company regardless of whether all Work Product is considered “work for hire” or otherwise. Employee agrees to assist in every reasonable, lawful way in protecting and/or enforcing the Company’s rights in and to the Work Product and/or other property of the Company, and in prosecuting and defending appeals, interferences, infringement suits and controversies relating thereto during employment and thereafter.

For purposes of this Agreement, the term “Work Product” shall mean, without limitation, by way of example, all Documentation, writings, correspondence, manuals, materials, creative works; documented methods, techniques, ideas, inventions or improvements; publications, compositions, lecture materials, customer lists and records, files, employee lists and records, marketing plans, teaching materials, presentations to customers or students, sales records, marketing analyses, computer programs, data, system documentation, course work, books, software, correspondence, letters, notes, notebooks, reports, flowcharts, proposals, business plans, marketing and advertising materials, internal memoranda, websites, technical code, employee manual, applications, licenses or registrations, and other information. For the purposes of this Agreement, the term “Documentation” shall include, without limitation, all tangible media, now or hereafter developed, in which information, data, ideas, methods, or designs may be fixed or published, including, without limitation, writings, computer diskettes, audio tape, video tape, film, computer tape, photographic film, micro disc, and CDROM. For the purposes of this Agreement, “Proprietary Information” includes, without limitation, by way of example, all intellectual property rights, patents and applications therefore, copyrights and registrations therefore, trade and service marks and applications therefore, trade secrets, Confidential Information, Work Product, compliance documents, websites, product and marketing materials, and employee names, voices, image and likenesses; officer names, voices, image and likenesses; manager or member names, voices, image and likenesses; contractor names, voices, image and likenesses; director names, voices, image and likenesses; potential or actual product or service names; project names; trade names, corporate or business entity names, and domain names.

3. Covenant Not to Compete. Employee recognizes and acknowledges that it is essential for the proper protection of the legitimate business interests of the Company that Employee be restrained from competing against the Company during the term of Employee’s employment with the Company and for a reasonable period of time following the termination of Employee’s employment with the Company. Therefore, as a material inducement to the Company to allow Employee to become and/or remain an employee of the Company, Employee agrees that, during the term of Employee’s employment with the Company, and during the twenty-three (23) month period after termination of Employee’s employment with the Company, regardless of whether the termination is with or without cause, or whether by the Company or by the Employee, and whether or not Employee asserts that Company has violated Employee’s legal rights in any regard, Employee shall not, directly or indirectly, (a) own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, or control of any Competing Business or (b) engage, whether as principal or as agent, officer, director, member, manager, employee, consultant, shareholder or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business. Employee acknowledges and agrees that the restrictions and limitations contained in this paragraph are reasonable as to the scope and duration and are necessary to protect the Company’s proprietary interests and to preserve the Company’s competitive advantage and legitimate business interests.

For purposes of this Agreement, the term “Competing Business” shall mean the following: (a) any person, corporation or other entity which sells or attempts to sell and/or provides or attempts to provide any products and/or services which are the same as or similar to the products and/or services sold by the Company at any time, and from time to time during the longer of the term of Employee’s employment with the Company or the last two (2) years prior to the termination of Employee’s employment with the Company; and/or (b) any person, corporation or other entity engaged in the same or similar business as the business of the Company and which, directly or indirectly, is or was in competition with the Company at any time and from time to time during the longer of the term of Employee’s employment with the Company, or the last two (2) years prior to the termination of Employee’s employment with the Company.

4. Covenant Not to Solicit Customers/Clients. Employee recognizes and acknowledges that the Company has expended, and will expend considerable, significant amounts of time and money establishing relationships and good will with existing and prospective customers/clients and developing lists of its customers/clients and prospective customers/clients that are not available to the general public and are trade secret, Confidential and Proprietary Information of Company. Employee also recognizes and acknowledges that many of the Company’s competitors could not recreate such lists without substantial efforts, that the Company’s business would be irreparably and greatly damaged by the use of this information other than for its benefit, and that it is essential for the proper protection of the business of the Company that Employee be restrained from soliciting the trade of or trading with the customers/clients of the Company for any business purpose whatsoever during the term of Employee’s employment with the Company and for a reasonable period following the termination of this Agreement. Therefore, as a material inducement to the Company to allow Employee to become and/or remain an employee of the Company, Employee agrees that, during the term of Employee’s employment with the Company, and during the twenty-three (23) month period after termination of Employee’s employment with the Company, regardless of whether the termination is with or without cause, or whether by the Company or by the Employee, Employee will not, directly or indirectly, solicit the trade of, or trade with, or do business with, or attempt to solicit the trade of, or trade with, or do business with, any of the Company’s customers/clients or prospective customers/clients without the Company’s prior written consent except when endorsed by the Company and done for the Company’s benefit, and except to the extent that Employee traded with or did business with any such customer/client or prospective customer/client prior to the later of the date upon which said Employee was engaged to perform services for and on behalf of, or employed by, the Company. Employee acknowledges and agrees that the restrictions and limitations contained in this paragraph are reasonable as to the scope and duration and are necessary to protect the Company’s proprietary interests and to preserve the Company’s competitive advantage and legitimate business interests.

5. Covenant Not to Solicit Employees, Independent Contractors and/or Vendors. Employee recognizes and acknowledges that the Company has expended and will expend considerable and significant amounts of time and money establishing goodwill and relationships with and/or training its employees, independent contractors and/or Vendors. Employee recognizes and acknowledges that it is essential for the proper protection of the legitimate business interests of the Company that Employee be restrained from soliciting or inducing any employee, independent contractor, and/or Vendor of the Company to leave the employ of the Company and from hiring or attempting to hire any employee, independent contractor and/or Vendor of the Company. “Vendors” shall mean any person or entity that Company has entered into a contractual relationship with to render specific services to Company and where Vendor is involved in or is privy to Company’s marketing, promotional and/or education materials, or any of Company’s trade secrets, Proprietary or Confidential information. Therefore, as a material inducement to the Company to allow Employee to become and/or remain an employee of the Company, Employee agrees that, during the term of Employee’s employment with the Company, and during the one (1) year period after termination of Employee’s employment with the Company, regardless of whether the termination is with or without cause, or whether by the Employee or the Company, and whether or not Employee asserts that Company has violated Employee’s legal rights in any regard, Employee will not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee, independent contractor or Vendor of the Company to leave the Company for any reason whatsoever, or hire any employee, independent contractor or Vendor.

Employee further acknowledges that it is essential for the proper protection of the business of the Company that Employee be restrained from soliciting, attempting to solicit or accepting solicitations from any of the Company’s independent contractors and/or Vendors regarding actual or potential involvement in private business ventures. Therefore, as a material inducement to the Company to allow Employee to become and/or remain an employee of the Company, Employee agrees that, during the term of Employee’s employment with the Company, Employee will not, directly or indirectly, solicit or accept solicitations from any independent contractor or vendor of the Company to engage in, be involved with, or provide work for any private business ventures that involve, or may involve, any of the Company’s independent contractors and/or Vendors, unless Employee has requested and obtained prior written consent from the Company.

Employee acknowledges and agrees that the restrictions and limitations contained in this paragraph are reasonable as to the scope and duration and are necessary to protect the Company’s proprietary interests and to preserve the Company’s competitive advantage and legitimate business interests.

6. Covenant Not to Violate Company Rights. Employee recognizes and acknowledges that (a) during the term of Employee’s employment with the Company, it may be necessary for Employee to acquire (and during the course of Employee’s previous work for or on behalf of the Company prior to the commencement of this Agreement Employee may have already acquired) information that concerns, in whole or in part, the Company’s sales, volume methods and proposals; customers/clients and prospective customers/clients (including lists thereof); identity of customers/clients and prospective customers/clients; identity of key personnel in the employ of customers; amount or kind of customer’s/client’s purchases from and/or transactions with the Company; the needs and requirements of any or all customers/clients; SSN or bank account information of employees or customers/clients; the terms and conditions under which the Company deals with customers/clients or prospective customers/clients; the terms and conditions under which the Company deals with suppliers or prospective suppliers; employee lists; the Company’s sources of supply; the Company’s pricing and rate methods; course and teaching methods, techniques, compositions, ideas or presentations; customer financial and contact information; employee salary and contact information; all other Company documents not readily available to the public including but not limited to Company phone directories, personnel information, unpublished Company reports; website and software coding, marketing and internet search engine and advertising techniques; contracts and agreements with third parties; employee manual, and/or any and all other confidential non-public information belonging to the Company or relating to the Company’s business(es) and/or affairs, whether property of the Company or property of employees, officers, manager, members or directors thereof, or other third parties that have disclosed such to the Company, (collectively referred to herein as the “Confidential Information”); (b) Confidential and Proprietary Information has been compiled by the Company at great expense and over a great amount of time; (c) the use, misappropriation or disclosure of the Confidential and Proprietary Information by Employee or otherwise would constitute a breach of trust and could cause irreparable injury; and (d) it is essential to the protection of the Company’s legitimate business interests, trade secrets, goodwill and to the maintenance of the Company’s competitive position that Confidential Information be kept secret and that Employee not disclose the Confidential Information to others or use the Confidential and/or Proprietary Information to Employee’s own advantage or the advantage of others.

Therefore, as a material inducement to the Company to allow Employee to become and/or remain an employee of the Company, and as a material inducement to the Company to disclose or allow to be known to Employee some or all of the Confidential and Proprietary Information during the term of Employee’s employment with the Company (at the Company’s sole and absolute discretion), Employee hereby agrees that, throughout the term of Employee’s employment with the Company and following the date of termination of Employee’s employment with the Company, regardless of whether the termination is with or without cause, whether by the Employee or the Company, and whether or not Employee asserts that Company has violated Employee’s legal rights in any regard, Employee will (i) hold and safeguard the Confidential and Proprietary Information in trust for the Company; (ii) not misappropriate, use, publish, distribute or divulge such to any person that is not affiliated with the Company; (iii) not display or disclose, anonymously or by true or fictional name, in any form or fashion including, but not limited to, publication on or via the Internet, a website, Blog, email, discussion group, bulletin board or by means hereafter devised and all other means of electronic dissemination, any Company Confidential or Proprietary Information, or Employee’s affiliation with Company; (iv) not use, copy, distribute, sell, infringe or violate any legal right of Company including, but not limited to, publicity rights, privacy rights, moral rights, copyright, trademark, trade secret and patent rights, without limitation, by way of example, register, purchase, apply for, license, or attempt to do so, any domain name containing, in whole or in part, or any derivation of (e.g. a spelling, misspelling, typo, singular or plural, with or without dashes or underscores) any Confidential or Proprietary Information; register, purchase, apply for, license, obtain a license for, or attempt to do so, any copyright registration for any creation containing, in whole or in part, or any derivation or modification of any Confidential or Proprietary Information; register, purchase, apply for, license, obtain a license for, or attempt to do so, any trade or service, mark or name, containing, in whole or in part, or any derivation or modification of any Company Confidential and Proprietary Information; and (v) surrender all Confidential and Proprietary Information in Employee’s possession or control upon termination of employment. Employee acknowledges and agrees that the restrictions and limitations contained in this paragraph are reasonable as to the scope and duration and are necessary to protect the Company’s proprietary interests and to preserve the Company’s competitive advantage and legitimate business interests.

The preceding notwithstanding, this section shall not prohibit any activities that are expressly permitted by law, required of Employee to conduct Employee’s work assignments on behalf of Company and as otherwise may be directed by Employee’s supervisor, and/or disclosure of this Agreement to Employee’s attorney or future employers if requested to do so and upon agreement to keep such confidential and use only for the purposes of legal evaluation.

7. Covenant Not to Violate Third Parties’ Rights. As a material inducement to the Company to allow Employee to become and/or remain an employee of the Company, and as a material inducement to the Company to disclose or allow Employee access to Company information during the term of Employee’s employment with the Company (at the Company’s sole and absolute discretion), Employee hereby agrees that throughout the term of Employee’s employment with the Company and following the date of termination of Employee’s employment with the Company, regardless of whether the termination is with or without cause, whether by the Employee or the Company, and whether or not Employee asserts that Company has violated Employee’s legal rights in any regard, Employee acknowledges and agrees that he or she has and will not (a) violate any non-competition agreement with any prior employer or other third party; (b) violate any confidentiality agreement with any prior employer or other third party; (c) use at, or disclose to Company, any information protected by confidentiality, trade secret, copyright, trademark, patent, publicity or privacy rights, or other law from any prior employer or third party without prior express written permission obtained through Company; (c) violate any non-solicitation agreement with any prior employer or other third party; and/or (d) violate any other right of any third party, including but not limited to publicity rights, privacy rights, moral rights, copyright, trademark, trade secret, patent, trade name, cybersquatting, etc.

Employee acknowledges and agrees that the Company shall have the right to provide notice and a copy of this Agreement, in whole or in part, to any of Employee’s past, current or prospective employers or other parties that, in Company’s sole discretion, should be provided with notice.

8. Prior Inventions of Employee. If Employee wishes to exclude from this Agreement any information, inventions or creations that Employee asserts are owned, created or acquired by him or her prior to Employee’s employment, performance of services or contemplation thereof for Company, Employee must disclose these, and Employee’s employer at the time of creation or acquisition, on Exhibit A attached hereto. If not disclosed clearly and completely on Exhibit A, all creations of Employee shall be presumed to be included under this Agreement’s restrictions to the extent permitted by law.

9. Enforcement. Employee recognizes that the Company would be irreparably injured by the breach of any provision of Sections 2, 3, 4, 5, 6 and/or 7 and that money damages alone may not be an appropriate measure of the harm to the Company from such a breach. Therefore, Employee agrees that equitable relief, including specific performance of these provisions by injunction, would be an appropriate remedy for the breach of these provisions, and the Company may enforce the provisions of these Sections by either suit for damages or injunction, or both, with posting of minimal bond. These enforcement rights shall be cumulative with and not successive or exclusive of any other legal remedies which may be available to the Company in law or in equity including, without limitation, the rights and remedies available to the Company under any applicable trade secrets laws or regulations.

10. Indemnification. Employee shall indemnify and hold the Company harmless from and against any and all claims, demands, and actions arising out of Employee’s breach, or alleged breach, of this Agreement, and Employee shall reimburse the Company for any and all costs, damages and expenses, including, without limitation, all reasonable attorney’s fees and costs, which the Company pays or becomes obligated to pay by reason of such allegations or breach.

11. Assignment. Company may assign and/or transfer this Agreement without restriction. Employee may not assign or transfer this Agreement and any such attempt shall be void.

12. Notices. Any notice required or permitted to be made under this Agreement shall be in writing and shall be effective when actually delivered in person or three days after being deposited in the U.S. Mail, registered or certified, postage prepaid and addressed to the party as follows: (a) to Employee at the address above; and (b) to the Company at General Counsel, 1490 N.E. Pine Island Road, Suite 5D, Cape Coral, Florida 33909.

13. No Waiver or Release. Failure of the Company to require performance of any provision of this Agreement shall not limit the Company’s right to enforce the provision, nor shall the Company’s waiver of any breach of any provision be a waiver by the Company of any succeeding breach of any provision or a waiver of the provision itself or any other provision. Employee agrees that the termination of Employee’s employment by the Company for any reason whatsoever, whether with or without cause, or whether by the Company or by the Employee, shall not release Employee from any of Employee’s obligations contained herein.

14. Law Governing, Jurisdiction, Venue, No Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, notwithstanding any laws of said State or any other jurisdiction relating to conflicts of laws. This Agreement shall be governed by the laws of the State of Florida. The parties consent to personal jurisdiction in, and all actions brought hereunder, whether at law or in equity, in the appropriate court serving Lee County in the State of Florida. Venue shall be proper in Lee County, Florida. In any lawsuit brought by or against Employee in connection with this Agreement, Employee waives the right to a jury trial.

15. Attorney Fees. In the event any litigation, suit, action, arbitration or other similar proceeding is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable costs and attorneys’ fees to be fixed by the trial court, appellate court and/or arbitrator.

16. Titles and Captions, Pronouns and Plurals, Counterparts. All Section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require. This Agreement may be executed in any number of counterparts and by the parties on separate pages, each of which will be deemed an original and which together shall constitute one agreement, with the same effect as if the signatures on the counterparts were upon a single instance of this Agreement.

17. Entire Agreement, Amendment. This Agreement and Exhibit A that is incorporated herein by reference contains the entire understanding between and among the parties and supersede any prior understandings and agreements among them respecting the subject matter of this Agreement. Employee agrees that where any portion of this Agreement conflicts with the Company’s then existing employment manual, this Agreement shall control. This Agreement may only be modified and/or amended by a written instrument executed by all parties hereto.

18. Severability, Survivability, and Savings. The provisions of Sections 2, 3, 4, 5, 6, 7, and 10 shall expressly survive the termination of Employee’s employment with the Company. The provisions of this Agreement shall survive the termination of Employee’s employment with the Company regardless of whether such termination is with or without cause, whether by the Company or the Employee, and whether or not Employee asserts that Company has violated Employee’s legal rights in any regard. In the event that any of the restrictions and limitations contained anywhere in any paragraph, provision or Section are deemed to exceed the time, scope and/or geographic or other limitations prescribed by applicable law, then such provisions shall be reformed to the maximum time, scope, and geographic or other limitations permitted by applicable law. Each provision of this Agreement is intended to be severable. If any provision of this Agreement, or the application of such provision to any person, entity or circumstance, shall be held invalid, illegal, or unenforceable in any respect, the remainder of this Agreement, or the application of such provision to persons, entities or circumstances other than those as to which it is held invalid, shall not be affected thereby and the Agreement shall be construed as if the illegal, invalid or unenforceable provision were never a part hereof.

19. Reapplication. If the employment relationship between the Company and Employee is terminated for any reason whatsoever, whether with or without cause, whether by the Employee or by the Company, and if Employee is later re-employed by the Company, this Agreement will be applicable to such re-employment as if there had been no interruption of the employment relationship, without the necessity for the execution of a new Agreement between the parties.

20. Employment at Will. Except for an employee who is a party to a formal, executed Employment Agreement with the Company, Employee acknowledges and agrees that Employee is and will remain an employee at will, free to resign and subject to termination for any reason whatsoever, notwithstanding anything contained in this Agreement. If Employee is a party to an Employment Agreement with the Company, then the terms of the Employment Agreement shall remain in full force and effect and shall be read and interpreted in conjunction with this Agreement. In the event that the Employment Agreement and this Agreement conflict, the Employment Agreement shall control.

21. Negotiations. The Company and the Employee acknowledge and agree that the terms of this Agreement were reached based upon mutual negotiations between the parties hereto. Therefore, any perceived ambiguities in the terms or conditions of this Agreement shall not be construed against the Company as the drafter of this Agreement.

22. Independent Legal Counsel. Each party hereby acknowledges that said party has had ample opportunity to seek independent legal counsel, and has been represented by, or has otherwise waived its right to be represented by, such independent legal counsel, with respect to the negotiation and execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed the day and year first above written.

EMPLOYEE:	COMPANY: Legacy Education Alliance, Inc.

By:
Print Name: Michel Botbol	Name:
Title:

Exhibit A

Employee Prior Inventions

Title of Work	Date of Creation	Employer and Address at such Time